EXHIBIT 99.1

www.prvt.com

PRIVATE MEDIA GROUP ANNOUNCES ONE-FOR-THREE REVERSE

STOCK SPLIT

BARCELONA, Spain, March 11, 2010 /PR Newswire/ – Private Media Group, Inc. (NASDAQ: PRVT), a worldwide leader in premium-quality adult entertainment products, today announced that it had filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a reverse split of the Company’s common stock in the ratio of one-for-three. The reverse stock split will be effective following the close of the NASDAQ Global Market on March 11, 2010, at 5:00 p.m., Pacific Standard Time. The Company’s common stock will begin trading on the NASDAQ Global Market at the market opening on March 12, 2010 on a split-adjusted basis. To denote the reverse stock split the Company’s common stock will trade under the symbol ‘PRVTD” for a period of 20 trading days. After 20 trading days the Company’s common stock will resume trading under the symbol “PRVT.”

At the Company’s Annual Meeting of Shareholders held on December 16, 2009, the Company’s shareholders approved the authorization of an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of shares of the Company’s outstanding common stock at a ratio to be established by our Board of Directors in its discretion of between one-for-two and one-for-fifty. The Board of Directors approved a one-for-three split.

As a result of the reverse stock split, the Company’s shareholders at the effective time of the reverse stock split will receive one new share of the Company’s common stock in exchange for every three shares held. All fractional shares which would otherwise result from the reverse stock split will be rounded up to the nearest whole share in lieu of fractional shares, so that no cash will be payable in lieu of fractional shares. Registered holders of the Company’s common stock holding stock certificates will receive a letter of transmittal from the Company’s transfer agent, Interwest Transfer Company, Inc., with instructions for the exchange of stock certificates.

The reverse stock split is intended to enable the per share trading price of the Company’s common stock to satisfy the minimum bid price rule of The NASDAQ Stock Market, which requires that the Company’s common stock maintain a minimum closing bid price of $1.00. As previously announced, on September 15, 2009, the Company received a letter from the NASDAQ Stock Market advising that it was not in compliance with the minimum bid price rule, and providing a grace period of 180 days, until March 15, 2010, to regain compliance with the minimum bid price rule for at least 10 consecutive trading days before the common stock would be subject to delisting procedures. As of March 11, 2010, the Company had not regained compliance with the minimum bid price rule, and the company will not be in compliance with this rule until the common stock achieves a closing bid price of $1.00 for at least 10 consecutive trading days.

For further information regarding the reverse stock split, please refer to the Company’s Proxy Statement dated October 26, 2009, as filed with the U.S. Securities and Exchange Commission on November 3, 2009, which is available on the SEC website at www.sec.gov.

About Private Media Group

Founded in 1965, NASDAQ listed Private Media Group is a brand-driven world leader in adult entertainment, operating a global content distribution network with a wide range of platforms including mobile telephone handsets via 104 network operators in 45 countries, digital TV via 38 platforms in 24 countries, broadband Internet, television broadcasting, DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of luxury consumer products. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Johan Gillborg

Chief Financial Officer

Private Media Group, Inc.

Tel +34 93 620 80 90

johan.gillborg@private.com

SOURCE: Private Media Group

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